Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
LivePerson, Inc.:

We consent in this registration statement (Form S-8) to the use of our report dated March 16, 2005, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of LivePerson, Inc. and subsidiaries for the year ended December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP
New York, New York

November 21, 2007